EXHIBIT 99.1
Analyst Report

AutoCorp Releases Analyst Report

FRISCO, Texas-- (BUSINESS WIRE)--Feb. 8, 2005-- AutoCorp Equities, Inc. (OTCBB: ACOR ) (soon to be renamed Homeland Security Network, Inc. “HSN”) today released an analyst report on their company prepared by Market Advisors Inc. The complete unedited text of the report is as follows:

Stock Symbol-	ACOR.PK
Shares-	110,000.000
Float-	6,930,000
Recent price-	$0.30
Short term price-	$1.875
Web Site -	www.autocorp.net
Phone-	1-888-854-7335

News Flash:

Global Positioning Systems (GPS) is a Homeland Security technology that utilizes satellite data to provide highly accurate location, navigation, and timing information. Originally used for only by the military, GPS these days is finding its way into cars, boats, planes, construction equipment, movie-making gear, farm machinery, and even laptop computers. GPS has a vital role in tracking cargo from the minute containers arrive at the port of entry, through their ultimate destination throughout the United States with high reliability and at low cost. Soon GPS will become almost as basic as the telephone.

HSN’s devices and unique software and firmware identify themselves, the time that they report in, and their precise location. In a sense, it’s like giving every car, truck, tractor-trailer, container and airplane a unique address. Further, these devices give every square inch of the world a unique address.

HSN expects to capture a large share of the GPS market with its ability to provide in large quantities the lowest cost tracking hardware, and the most cost effective data transmission fees (wireless airtime consumer costs) in the industry. Airtime costs, have limited the growth of the GPS market, and especially in Homeland Security applications. HSN’s cost of deployment is nearly 2000% lower than those of its nearest competitor for comparable data transmissions.

Investment Highlights:

•	According to recent forecasts, the global GPS market is expected to expand to a $22 billion industry by 2008.
•
The Department of Homeland Security has been aggressively pursuing legislation, and spending has rapidly increased for finding dependable systems to protect borders and citizens. This is exactly what HSN is about.

•	The company believes that they can generate sales of over 50,000 units and $17 million in gross revenue this year and grow to over 100,000 units and revenue exceeding $65 million in 2006.
•	There is a potential demand for over 100 million units in use over the world during the next decade.
•	HSN is the low cost provider, and offers the best product on the market.

About Auto Corp Equities, Inc.

AutoCorp Equities, Inc. (ACOR), a publicly-traded holding company, has entered into acquisition agreements with Rodwell Software Systems and ComTrak Solutions. These companies, brought to AutoCorp by some of its major shareholders, produce and market revolutionary new GPS tracking devices and software. AutoCorp will change its name to Homeland Security Network, Inc. (HSNI) on or about February 28th, 2005 to reflect the direction of its new course of business.  The company will capitalize on rapidly-emerging, largely under-served, GPS tracking markets. These markets, whose scope was dramatically accelerated by the increased need for Homeland Security, have a potential demand in excess of 100 million units-plus in the United States, Canada and Mexico over the next decade. HSN plans to lead the GPS tracking industry through the combined assets of its newly acquired companies’ propriety software and market distribution capabilities. The re-structured company is also completing negotiations with a major international electronics manufacturer that will give it the ability to quickly and economically expand its sales efforts to all of its targeted markets. HSN expects to capture a dominant share of the GPS market with its ability to provide, in large quantities, the lowest cost tracking hardware, and to offer the most cost-effective data transmission fees (wireless airtime consumer costs) in the industry. Airtime costs, which largely inhibit the current GPS market’s product sales and deployments, will be nearly 2000% lower for HSN than those of its nearest competitor for comparable data transmissions.  The company’s GPS products will incorporate state-of-the-art map tracking and trailing, geo-fencing alerts for designated parameter infringements, and the ability to uniquely control all vehicle functions from its customer’s web-enabled mobile phones or personal computers, via the company’s proprietary Internet website system software.

There are no assurances that this stock will achieve our target price of $1.875, but based on revenues going forward it is very possible if ACOR follows its business plan and revenues can double this year, then expect the stock price to go up. The price-to-sales ratio sits at an attractive level currently, and the doubling of revenues should push the price of the stock steadily higher. Unlike earnings, which can be distorted as through gaap or ebitda earnings, revenue is what it is. A price-to-sales ratio under 6 to 1 is a valuable investor component that has proven its worth by the most astute investors of our time.

About Market Advisors, Inc.

Officers of Market Advisors, Inc. have been in business since 1983 and have provided stock market research for their clients since 1985. Company officials have been frequently quoted in a wide array of financial publications such as the Wall Street Journal, Investors Business Daily, Barron's, The Dick Davis Digest, Moniresearch and many others. We have on our staff the former editor of the Marketarian Newsletter, a nationally syndicated stock market newsletter published for over twenty years. E-mail- jeffmktadvisors@yahoo.com

The information and opinions in this report were prepared by Market Advisors, Inc., located in Nebraska which has at times served as financial relations counsel to the featured company and does receive fees for services including preparation of this report. For this report, $1,500 was received from a non-affiliated third party. This is not an offer to buy or sell securities nor should this report be construed as investment advice. Information or statements are subject to numerous risks and uncertainties that cause such statements not to prove accurate. Market Advisors, Inc. does not disseminate, nor is it liable for the dissemination by any third party of this fact sheet.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties. This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," "promise," "seeking to," "negotiating to" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:
    MarketConnexxions, LLC
    Ken Lowman, 212-922-0573
    info@marketconnexxions.com
    or
    AutoCorp Equities, Inc.
    Terri Ashley, 214-618-6400
    tashley@autocorp.net